Exhibit 10.4

AEROVIRONMENT, INC.
EXECUTIVE TRANSACTION SEVERANCE PLAN

Effective December 3, 2024

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Exhibit 10.4

TABLE OF CONTENTS

Page

I. INTRODUCTION3

II. ELIGIBILITY3

A. Eligibility Criteria3

B. Requirements for Receiving Plan Benefits3

C. Glossary of Certain Important Plan Terms4

III. PLAN BENEFITS FOR QUALIFYING TERMINATIONS6

IV. OTHER CONSIDERATIONS7

A. Other Plans7

B. Reemployment and Repayment7

C. Tax Information8

D. Section 280G8

E. Section 409A8

F. Employment Issues9

G. Assignment; Non-transferability; Successors9

H. Governing Law6

I. No Duty to Mitigate6

J. Complete Statement of Plan6

K. No Third-Party Beneficiaries6

L. Notices7

Appendix A11

Inquiries and Claims11

Situations That Can Affect Your Plan Benefits11

Other Important Information about the Plan12

Changes to the Plan12

Administrator and Administration13

Claim Review Process for Plan Benefits14

Final Dispute Resolution16

Discretionary Authority17

Exhibit A — List of Participants

Exhibit B — Release of All Claims and Potential Claims & Code of Business Conduct and Ethics Disclosure Statement

Exhibit C — Form of Executive Transaction Severance Plan Participation Agreement

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Exhibit 10.4

I.	INTRODUCTION

The purpose of the AeroVironment, Inc. Executive Transaction Severance Plan (the “Plan”) is to provide severance protection to eligible employees of AeroVironment, Inc. (the “Company”) and its participating affiliates in the event of a termination of their employment in certain specified circumstances. The Plan provides for severance payments and other benefits (collectively “Plan Benefits”) to eligible employees who have a Qualifying Termination (defined below) and who meet all of the other conditions of the Plan.

This document constitutes the plan document under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the Plan effective December 3, 2024 (the “Effective Date”). It describes the eligibility criteria and Plan Benefits available to eligible employees.

You must read each provision of this document as a part of the whole summary. A single statement, read out of context, may be misleading. The Plan provides benefits to a select group of management or highly compensated employees of the Company and therefore fits within the “top hat” plan exception to many of the requirements of ERISA.

II.	ELIGIBILITY
A.	Eligibility Criteria

You are an eligible employee for purposes of the Plan only if the Company designates you as a “Participant” under the Plan, you are provided with and countersign a Participation Agreement (as defined below) and you meet the requirements set forth in Section II.B below. The Company may designate Participants in such circumstances as the Company determines make the provision of Plan Benefits appropriate. The determination of Participants will be made consistent with the requirement that the Plan be a top hat plan for purposes of ERISA. The list of Participants under the Plan as of the Effective Date is attached as Exhibit A hereto, which exhibit shall be updated from time to time to reflect the designation of additional Participants. You will not be an eligible employee if you have not been designated by the Company as a Participant or have not received and countersigned a Participation Agreement.

B.	Requirements for Receiving Plan Benefits

If you are a Participant, you will be eligible to receive Plan Benefits only if each of the following applies to you:

●	you have received and countersigned a Participation Agreement;
●	you have a Qualifying Termination;
●	you timely sign and do not revoke a waiver and release of claims against the Company and its affiliates and other related parties that becomes effective and irrevocable within the time frame set forth in Section III below (a “Full Release”) and comply with the terms of the Full Release, including, with respect to the Equity

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Award Plan Benefits, providing the transition consulting services thereunder during the specified period;
●	you continue to comply with the terms of the Full Release and the Company’s standard form of confidential information and inventions assignment agreement and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between you and the Company (the “Restrictive Covenants”), including all post-termination obligations contained therein. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Plan Benefits payable under this Plan in the event of your breach of the Full Release or the Restrictive Covenants; and
●	you meet all other requirements of the Plan.
C.	Glossary of Certain Important Plan Terms

Under the Plan, the following terms have the following meanings:

“Base Salary Amount” means your annual base salary as in effect on the Termination Date.

“Bonus Amount” means the annual target bonus established under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which your termination occurs (or your annual target bonus in respect of the most recently completed fiscal year if your termination occurs prior to the establishment of an annual target bonus for the fiscal year in which your termination occurs). Bonus Amount includes only the short-term cash incentive portion of the annual bonus and does not include equity awards or other long-term incentive compensation awarded to you.
“Cause” will be defined as that term is defined in your offer letter or other applicable employment agreement. If there is no such definition, “Cause” means, as determined by the Company in its sole discretion:
(a)your conviction of, or plea of guilty or nolo contendere to, any felony (other than traffic related offenses or as a result of vicarious liability) or other crime involving moral turpitude, dishonesty or theft;
(b)your commission of an act of fraud, embezzlement, theft, or misappropriation in connection with your duties or committed in the course of your employment;
(c)engaging in illegal conduct or gross misconduct that would (i) adversely affect the business or the reputation of the Company or any of its affiliates with their respective current or prospective customers, suppliers, lenders, or other third parties with whom such entity does or might do business or (ii) expose the Company or any of its affiliates to a risk of civil or criminal legal damages, liabilities, or penalties;
(d)failing to perform your duties in a reasonably satisfactory manner after the receipt of a notice from the Company detailing such failure if the failure is incapable of cure, and if the

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failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence;
(e)material violation of any contract or agreement between an you and the Company or any Company policy; or
(f)intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets.
A termination for Cause includes a termination following which the Company determines that circumstances existing prior to your termination or during the payment of Plan Benefits would have entitled the Company or an affiliate to have terminated you for Cause. All rights you may have under the Plan will be suspended automatically during the pendency of any investigation by the Company or during any negotiations between the Company and you concerning any actual or alleged act or omission by you of the type described in the applicable definition of Cause.
“Continuation Period” means the 12 month period following a Participant’s Termination Date.
“Continuation Period Benefits” means the Company’s provision (at its expense) to you and your dependents and beneficiaries of the same or equivalent medical, dental, and vision benefits provided to other similarly situated employees who continue in the employ of the Company during the Continuation Period, subject to the terms and conditions and limitations of the Company (or affiliate) plan under which such benefits are provided. If the Company cannot provide the foregoing benefits in a manner that is compliant with applicable law or the terms of the applicable plan, instead of providing the benefits as set forth above, the Company shall instead pay you the monthly premium amount for such benefits (determined by reference to the premiums in effect immediately prior to the Termination Date) as a taxable monthly payment for the Continuation Period (or any remaining portion thereof). The Company may reduce its provision of any benefits if you become eligible to obtain such benefits pursuant to a subsequent employer’s benefit plans, as long as the coverage and benefits of the combined benefit plans are no less favorable to you than the coverage and benefits required to be provided hereunder.
“Equity Award” means each outstanding and unvested equity award held by you granted pursuant to an equity plan, including, without limitation, each restricted stock, stock option, restricted stock unit, performance stock unit or other equity award.
“Notice of Termination” means a written notice from you or the Company of the termination of your employment, which indicates the specific termination provision in the Plan relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
“Participation Agreement” means a written notice to any eligible employee that the eligible employee is a Participant under the Plan, and which sets forth such Participant’s severance benefits and entitlements under the Plan, on the form set forth on Exhibit C.

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“Pro Rata Bonus” means an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the then-current fiscal year through and including the Termination Date and the denominator of which is 365.

“Qualifying Termination” means a termination of your employment by the Company without Cause occurring within twelve (12) months following the Effective Date. In no event will your termination of employment for any reason more than 12 months following the Effective Date or a termination for Cause or a voluntary termination by you for any reason at any time constitute a Qualifying Termination. For the avoidance of doubt, a termination of your employment by reason of your death or disability shall not constitute a Qualifying Termination.

“Termination Date” means (a) in the case of your death, your date of death, and (b) in all other cases, the date specified in the Notice of Termination. Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

III.	PLAN BENEFITS

If you experience a Qualifying Termination, you will be eligible to receive the payments and benefits below, provided that you deliver to the Company a Full Release in a form satisfactory to the Company and similar to the agreement set forth in Exhibit B (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) pursuant to which you fully and completely release the Company from all claims that you may have against the Company (other than any claims that may arise or have arisen under the Plan or that cannot be released under applicable law) and, with respect to the Equity Award Plan Benefits, agree to provide transition consulting services to the Company during the period described in the Full Release. The Full Release must become effective in accordance with its terms prior to the date that is 30 days (or such longer period to the extent required by applicable law, but in no event more than 60 days) following the Termination Date (including the expiration of any revocation period thereunder without your revocation of the Full Release).

In the event of your Qualifying Termination, you will become eligible for the following payments and benefits:

(a)in the event that your Qualifying Termination occurs at any time other than between April 1, 2025 and June 30, 2025, a Pro Rata Bonus (and, for the avoidance of doubt, if your Qualifying Termination occurs during the period commencing April 1, 2025 and ending June 30, 2025, you will not be entitled to a Pro Rata Bonus),

(b)an amount equal to your Base Salary Amount,

(c)Continuation Period Benefits for the Continuation Period,

(d)with respect to each of your Equity Awards the vesting of which is solely service-based, the right to remain eligible to vest in the unvested portion of such Equity Award that is scheduled to vest during the 12-month period following the date of your Qualifying Termination, as determined in accordance with the vesting schedule(s) provided in the applicable Equity Award agreement, subject to your continued transition consulting services through each applicable vesting

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date during such period as provided in the Full Release (the “Equity Award Plan Benefits”). Unless otherwise determined by the Company, the date of your Qualifying Termination will, however, be considered the date of your termination of continuous service for any portion of your Equity Awards that are not eligible to vest as described in this clause (d) or the vesting of which is tied in whole or in part to performance, and notwithstanding any terms of the applicable Equity Award agreement(s) or plan to the contrary, any such awards shall no longer be eligible to vest following the Termination Date, notwithstanding your continued transition consulting services as provided in the Full Release; and

(e) outplacement services suitable to your position until the end of the Continuation Period (or, if earlier, when you accept an offer of employment).

Your Pro Rata Bonus and Base Salary Amount will be paid in a single lump sum cash payment 30 days after the Termination Date.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the applicable Equity Award agreement or equity plan) prior to your Qualifying Termination, if the Equity Award agreement or the equity plan pursuant to which your Equity Awards were granted provides for more favorable treatment of Equity Awards upon your Qualifying Termination  following such Change in Control than the treatment provided in this Section III, nothing in this Plan is intended to limit your right to such more favorable treatment as provided in such Equity Award agreement or equity plan.

IV.	OTHER CONSIDERATIONS
A.	Other Plans

Participation in the Plan does not enhance or reduce the amounts, if any, payable to you under any other benefit plan maintained by the Company or its affiliates. Notwithstanding the foregoing sentence, the Plan Benefits provided are intended to be and are exclusive and in lieu of any other severance benefits or payments to which a Participant may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any Qualifying Termination. In furtherance of the foregoing, a Participant shall not be entitled to any Plan Benefit under this Plan which duplicates a payment or benefit received or receivable by the Participant under any individual agreement with the Company, or any other plan, program or arrangement of the Company or any severance or pay in lieu of notice required by applicable law or regulation, including, without limitation, the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local statute, rule or regulation. If a Participant has a right to payments or benefits upon a Qualifying Termination that duplicate any Plan Benefit under this Plan, the Plan Benefits shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s).  Such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to a statutory obligation of the Company.

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B.	Reemployment and Repayment

You do not have any right to reemployment or any preferential rights for rehire as a result of participation in the Plan.

C.	Tax Information

Your Plan Benefits are taxable to you as ordinary income. This document is not intended to provide a complete description of the tax consequences of the Plan. You are urged to consult with your personal tax advisor before making any decisions. The Company will withhold from any severance such federal and state tax withholdings and other deductions reasonably determined to be required by law, such as those made in order to comply with any court or administratively ordered garnishments from certain Plan Benefits.

D.	Section 280G

Notwithstanding anything contained in the Plan to the contrary, if it is determined that any payment by the Company or any other person or entity to you or for your benefit under the Plan or otherwise, in connection with, or arising out of, your service with the Company or its affiliate or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to you being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that you would be subject to the excise tax imposed by Code Section 4999, and the net after-tax benefit that you would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit you would receive if the full amount of the Payments were paid to you, then the Payments payable to you will be reduced (but not below zero) so that the Payments due to you do not exceed the amount of the Parachute Threshold. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on you under Code Section 409A.

All determinations regarding the application of this Section V.D shall be made by a nationally recognized accounting firm or consulting group with experience in performing calculations regarding the applicability of Sections 280G 4999 and 280G of the Code selected by the Company (the “Independent Advisors”).  For purposes of determinations, no portion of the Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Code Section 280G(b)(4)(A)) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

E.	Section 409A

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The Plan is not intended to be a deferred compensation plan for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan will only be made in a manner that complies with or is exempt from Code Section 409A, including exemptions under the “short-term deferral” rule in Treasury Regulation § 1.409A-1(b)(4), and the “two-year, two-time” rule described in Treasury Regulation § 1.409A-1(b)(9). To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Code Section 409A, the provision shall be read in such a manner that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Code Section 409A, each installment payment under the Plan shall be treated as a separate payment. For purposes of the Plan, to the extent required to ensure the payments and benefits hereunder comply with, or are exempt from, Code Section 409A, all references to your “termination of employment” shall mean your “separation from service” (as defined in Code Section 409A). Notwithstanding any other term or condition of the Plan, if you are a “specified employee” (as determined by the Company in accordance with Treasury Regulation § 1.409A-1(i)) as of your date of termination), then all payments and benefits that are subject to the requirements of Code Section 409A (determined after taking into account the “short-term deferral” rule in Treasury Regulation § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treasury Regulation § 1.409A-1(b)(9), and any other available exception from such requirements) that would otherwise be payable and benefits that would otherwise be provided under the Plan during the six-month period immediately after your “separation from service” (as defined in Code Section 409A) will instead be paid on the first payroll date after the six-month anniversary of your separation from service (or your death, if earlier). To the extent required by Section 409A of the Code, any reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of your taxable year next following your taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company has no obligation to take any action to prevent the assessment of any additional tax or penalty on you under Code Section 409A and the Company has any liability to you for such tax or penalty.

F.	Employment Issues

The Plan does not constitute inducement or consideration for the employment of any employee, nor is it a contract between any employee and the Company or any of its affiliates. The Plan does not give any employee the right to continued employment. The Company and its affiliates have the right to hire and terminate any employee at any time, as if the Plan had never been established. The Plan does not provide eligible employees with any right not expressly granted by its provisions, and does not provide any benefit without the execution of the Full Release.

G.Assignment; Non-transferability; Successors. No right of a Participant to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the

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Participant or of any beneficiary of the Participant. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan.  For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s business and/or assets which becomes bound by the terms of the Plan by operation of law.  All of a Participant’s rights hereunder shall inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
H.Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.  To the extent that state law is applicable, the validity, construction and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.
I. No Duty to Mitigate. No Participant shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to a Participant pursuant to this Plan shall not be reduced by reason of the Participant’s obtaining other employment or receiving similar payments or benefits from another employer.
J.Complete Statement of Plan. This Plan document (which incorporates the applicable Appendix(ces) by reference) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.
K.No Third-Party Beneficiaries.  This Plan shall not give any rights or remedies to any person other than Participants hereunder (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Company.
L.Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to a Participant at the most recent address on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

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Exhibit 10.4

Appendix A

This Appendix A includes important information and constitutes part of the Plan.

Inquiries and Claims

To file a claim relating to the Plan, follow the procedures described here.

Inquiries and questions about the Plan may be addressed to the Plan Administrator at the address provided below under the “Plan Administration” section. If you disagree with your benefits under the Plan, you must file a claim within 60 days of your Termination Date. Any legal action for benefits under the Plan must be brought within one year following a final decision on a claim brought in accordance with the Plan’s claims procedures under the “Claim Review Process for Plan Benefits” section below and must be brought in accordance with the “Final Dispute Resolution” section below.

Situations That Can Affect Your Plan Benefits

Some situations could cause a loss or delay of your Plan Benefits.

The Plan is designed to provide Plan Benefits to eligible employees. Some situations could affect Plan Benefits. These situations include the following:

●	Eligibility for the Plan is limited to those eligible employees designated by the Company. You may be in a position such that you are not designated as eligible for the Plan. If you are not designated as an eligible employee, you will not be eligible for Plan Benefits.
●	Eligibility for Plan Benefits is subject to strict deadlines. If you do not meet the deadlines, you will not be eligible for Plan Benefits.
●	Eligibility for Plan Benefits is conditioned on your signing and not revoking a Full Release and separating from employment on a specified date in the manner determined by the Company. If you do not comply with these requirements, you will not be eligible for Plan Benefits.
●	If you voluntarily separate from employment, you generally will not be eligible to receive Plan Benefits.
●	If you are designated as an eligible employee under the Plan but your employment is terminated for any reason other than a Qualifying Termination, you will not be eligible to receive Plan Benefits.
●	If you are designated as an eligible employee under the Plan but are removed from service and subsequently terminated for Cause, you will not be eligible to receive Plan Benefits.
●	If you are selected for and accept a regular full-time position with the Company or its affiliates following your Qualifying Termination but prior to receiving all Plan Benefits, you will not be eligible to receive further Plan Benefits.

Appendix A-1

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Other Important Information about the Plan
●	Your Plan Benefits are paid from the general assets of the Company or its participating affiliates. The Plan is not funded and no contributions are made to the Plan. Benefits under the Plan are paid from the general assets of the Company and its participating affiliates.
●	If you die before any Plan Benefits under the Plan are paid, such payment(s) may be paid to your estate upon execution of an effective waiver and release by your estate’s representative.
●	Any overpayments from the Plan may be recouped from future payments or by other means permitted by law.
●	Nothing in the Plan is a commitment of continued employment. Your employment is at-will. The Company’s and its affiliates’ right to terminate or change the terms of your employment remains the same as if the Plan had not been adopted.
●	Plan Benefits are paid only if the Plan Administrator determines that you are entitled to Plan Benefits.
●	As a participant in the Plan, you have certain rights under ERISA. Information about your rights and other important information can be found in the “Plan Administration” section.
●	If you disagree with your Plan Benefits, you must file a claim and provide any required information with the claim before Plan Benefits can be paid. See the “Claim Review Process for Plan Benefits” section for information on claim submissions and the review process.
●	Any claim for Plan Benefits must be filed within 60 days of your Termination Date.
●	Any legal action for benefits under the Plan must be brought within one year following the final decision on a claim brought in accordance with the Plan’s claims procedures. See the “Final Dispute Resolution” section for information on the procedure for legal action.
Changes to the Plan; Termination

The Company may amend or terminate the Plan at any time, but no amendment or termination of the Plan may, without your consent, materially impair your rights under the Plan. In addition, the Plan will terminate on the date that is twelve (12) months following the Effective Date (other than with respect to any Participant who has had a Qualifying Termination during such twelve (12) month period, in which case the Plan will remain in effect until all of such Plan Benefits have been paid or provided as set forth herein and any remaining period to make a claim hereunder has expired).

Administrator and Administration

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The “Plan Administrator” for the Plan is the Company. The Plan Administrator has the responsibility and authority to control and manage the operation and administration of the Plan. The Plan Administrator may assign or delegate any of its authority or duties to others. The Plan Administrator’s address and telephone number are:

AeroVironment, Inc.

c/o Corporate Secretary

241 18th Street South, Suite 650

Arlington, VA 22202

(805) 520-8350

The Plan Administrator and any delegate thereof, each within its area of authority and responsibility, have the power and discretion to construe and interpret the Plan and to make factual determinations. Plan Benefits are paid only if the Plan Administrator or its delegate decides in its sole discretion that the applicant is entitled to the Plan Benefits. All decisions of the Plan Administrator (including any delegate) under the Plan will be in its sole discretion and will be final and binding upon all persons.

Claim Review Process for Plan Benefits

The Plan has a claim review process that must be followed whenever you submit a claim for benefits under the Plan.

Initial Decision

When you file a claim to receive Plan Benefits, the Plan Administrator or its delegate reviews the claim and makes a decision to either approve or deny the claim (in whole or in part). If your claim is determined to be valid, you will receive benefits under the Plan as provided for in Section III of the Plan. If your claim is denied, in whole or in part, you will receive a written notice of the claim decision no later than 90 days after receipt of your claim. In some situations, the Plan Administrator may need an extension of time of up to 90 days to make a decision (for example, if it needs additional information). If the Plan Administrator needs an extension, it will notify you of the reason for the extension and the date by which a decision on the claim can be expected within the initial 90-day period following receipt of your claim.

If Your Claim Is Denied

If your claim is denied, in whole or in part (an “adverse determination”), you will receive a written notice that explains in a manner calculated to be understood by you:

●	the specific reason(s) for the adverse determination;
●	specific references to the Plan provisions on which the adverse determination is based;
●	a description of any additional material or information needed from you and an explanation of why it is necessary; and

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●	appropriate information as to the steps to be taken if you wish to submit your claim for review, including a description of the Plan’s review procedures and the time limits applicable to such procedures and a statement of your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Request for Review if Your Claim Is Denied

After receiving a denial notice, you or your legal representative may appeal the denied claim and may: (1) request a review upon written application to the Plan Administrator; (2) review pertinent documents; and (3) submit written comments, documents, records, or other information relating to the claim; provided that such appeal is made within 60 days of the date you receive notification of the denied claim. If written request for review is not made within such 60-day period, you will forfeit your right to review. If you and/or your representative timely appeal the denied claim, the Plan Administrator will provide you with, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to your claim. The Plan Administrator’s review will take into account all comments, documents, records, and other documents submitted by you relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

Final Decision

Upon receipt of a request for review, the Plan Administrator will provide written notification of its decision to you within a reasonable time period but not later than 60 days after receiving the request, unless special circumstances require an extension for processing the review. If such an extension is required, the Plan Administrator will notify you of such extension within 60 days of the date the appeal was received by the Plan Administrator, the special circumstances, and the date, no later than 120 days after the original date the review was requested, by which the Plan Administrator will notify you of its decision. If an extension is required due to your failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to you until the date on which you respond to the request for additional information. If you do not respond to the Plan Administrator’s request for additional information within the reasonable time frame set forth by the Plan Administrator, the Plan Administrator may deny your appeal. A written notification from the Plan Administrator that your appeal has been denied will set forth, in a manner calculated to be understood by you:

●	the specific reason(s) for the adverse determination;
●	specific references to the Plan provisions on which the adverse determination is based;
●	a statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to your claim for benefits; and
●	a statement describing any voluntary appeal procedures offered by the Plan, your right to obtain information about those procedures, and your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

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No claim for benefits under the Plan may be brought in any forum until you (a) have submitted a written application for benefits in accordance with the procedures described above, (b) have been notified by the Plan Administrator or its delegate that the application is denied, (c) have filed a written request for a review of the application in accordance with the appeal procedure described above, and (d) have been notified in writing that the Plan Administrator has denied the appeal.

Final Dispute Resolution

Any and all claims and disputes under the Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims if not otherwise preempted by ERISA) must follow the claims procedures described above, before you may take action in any other forum regarding a claim for benefits under the Plan. Furthermore, any action you initiate under the Plan must be brought in accordance with this provision and must be brought within one year of a final determination on the claim for benefits under these claims procedures or your benefit claim will be deemed permanently waived and abandoned and you will be precluded from reasserting it.

In the event of any such further dispute, claim, question, or disagreement arising out of or relating to this Plan, you shall use your best efforts and the Company shall use its best efforts to settle such dispute, claim, question, or disagreement. To this effect, you and the Company shall consult and negotiate with each other, in good faith, and, recognizing mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

If you and the Company do not reach a resolution within a period of 30 days, then such unresolved dispute, claim, question, or disagreement, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Streamlined or Comprehensive Arbitration Rules and Procedures (the “Rules”) of the Judicial Arbitration and Mediation Service (“JAMS”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, the parties will request from JAMS a list of qualified arbitrators and will select an arbitrator in accordance with the Rules. Unless otherwise mutually agreed, the arbitrator shall be a practicing attorney with at least 15 years of experience and at least five years of experience as an arbitrator. Arbitration shall occur in the JAMS office closest to Simi Valley, California or such other location as may be mutually agreed by the parties.

All awards made by the arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code (the “Federal Arbitration Act”). The parties acknowledge that this Plan evidences a transaction involving interstate commerce. The Federal Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this provision. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights

5

US-DOCS\155563162.1

and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved. To the extent consistent with applicable law, the arbitrator may award fees and costs to the successful party.

By participating in the Plan, you are agreeing to binding arbitration of any disputes that may arise relating to the Plan and waiving your right to a jury trial.

Discretionary Authority

Authority to decide initial claims under the Plan and denied claims on review under the Plan includes the full power and sole discretion to interpret Plan provisions and to make factual determinations, with the decisions, interpretations, and factual determinations made by the Plan Administrator or its delegate, as applicable, controlling. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.

6

US-DOCS\155563162.1

Exhibit A — List of Participants (as of December 3, 2024)

Name	Position
Brett Hush	Senior Vice President, Loitering Munitions
Jeff Rodrian	Senior Vice President, MacCready Works
Trace Stevenson	Senior Vice President, UnCrewed Systems

7

US-DOCS\155563162.1

Exhibit 10.4

Exhibit B — Release of All Claims and Potential Claims & Code of Business Conduct and Ethics Disclosure Statement

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS

1.This Release of All Claims and Potential Claims (“Release”) is entered into by and between __________ (“Employee”) and AeroVironment, Inc., a Delaware corporation (hereinafter the “Company”). Employee is a Participant under the AeroVironment, Inc. Executive Transaction Severance Plan (the “Plan”). In consideration of the promises made herein and the consideration due Employee under the Plan and Employee’s Participation Agreement, this Release is entered into between the parties effective as of the Release Effective Date (as defined below).
2.(a) The purposes of this Release are to settle completely and release the Company, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Employee has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Employee and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act (“ADEA”), and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Employee is entitled under the Plan.
(b)This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Employee and the Company or an admission, directly or by implication, that Employee and/or the Company, its subsidiaries, affiliates or predecessors, have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.
(c)This Release is entered into freely and voluntarily by Employee and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.
3.For and in consideration of the promises and covenants made by Employee to the Company and the Company to Employee, contained herein, Employee and the Company have agreed and do agree as follows:
(a)Employee waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that

Annex 1-1

US-DOCS\155563162.1

Employee has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Employee and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship. For example, Employee is releasing all common law contract, tort, or other claims Employee might have, as well as all claims Employee might have under the ADEA, the Older Workers Benefit Protection Act, the Worker Adjustment & Retraining Notification Act (“WARN Act”), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Equal Pay Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or the California Corporate Criminal Liability Act, California Labor Code, including but not limited to, Section 200 et seq. and 1102.5, and any applicable California Industrial Welfare Commission order and any similar domestic or foreign laws. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.
(b)Employee agrees that Employee will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Employee and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship, including any and all claims and rights under the ADEA.
(c)Employee agrees not to engage in any conduct or make any oral or written public statement that is in any way critical of, or disparaging to, or otherwise derogatory about the Company or any of its products, services, business affairs, or financial condition, or any of the Company’s partners, affiliates, successors, or assigns, including any of its present or former officers, directors, partners, agents, or employees. However, nothing in this subsection shall prohibit Employee from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.
(d)Employee has disclosed to the Company any information Employee has concerning any conduct involving the Company or any affiliate that Employee has any reason to believe may be unlawful or that involves any false claims to the United States. Employee promises to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during Employee’s employment with the Company or any affiliate.
(e)The parties understand and agree that nothing in the Plan or this Release: (i) limits or affects Employee’s right to challenge the validity of this Release, including, without

Exhibit B-2

US-DOCS\155563162.1

limitation, a challenge under the ADEA; (ii) in any way interferes with Employee’s right and responsibility to give truthful testimony under oath; or (iii) precludes Employee from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or the Securities and Exchange Commission. Employee agrees never to seek or accept any compensatory damages, back pay, front pay or reinstatement remedies for Employee personally with respect to any claims released by this Release; provided, however, that Employee may accept awards form the Securities and Exchange Commission.
4.Employee agrees to continue to comply with the terms of the Full Release and the Company’s standard form of confidential information and inventions assignment agreement and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between such Employee and the Company (the “Restrictive Covenants”), including all post termination obligations contained therein. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Plan Benefits payable under the Plan in the event of Employee’s breach of Restrictive Covenants.
5.During the period commencing on the Termination Date and ending on the first anniversary thereof (the “Consulting End Date”), Employee agrees to provide transition consulting services to the Company (the “Consulting Period”). Employee’s consulting services pursuant to this Section 5 and Section 6 below shall automatically terminate on the Consulting End Date (subject to earlier termination as provided in this Section 5).  Employee may terminate the Consulting Period upon thirty (30) days’ written notice to the Company.  The Company may terminate the Consulting Period immediately in the event of Employee’s material breach of this Release or the Restrictive Covenants. Employee’s receipt of the Equity Award Plan Benefits under Section III of the Plan is subject to Employee’s continued consulting services pursuant to this Section 5 and Section 6 below during the Consulting Period.  In the event the Consulting Period terminates for any reason, the Equity Award Plan Benefits under Section III of the Plan shall cease immediately. Employee’s sole compensation from the Company for any service during the Consulting Period shall be the Plan Benefits.
6.During the Consulting Period, Employee shall use reasonable efforts to devote such percentage of his business time and effort to the performance of his services hereunder as shall be mutually agreed upon by Employee and the Company in order to provide such transitional information, advice and assistance concerning matters that are within the scope of Employee’s knowledge and expertise.  Notwithstanding any provision of this Release to the contrary, during the Consulting Period, Employee acknowledges that Employee is and shall at all times be an independent contractor.  During the Consulting Period, Employee may engage in employment, consulting or other work relationships in addition to his work for the Company, provided that such engagements do not violate the provisions of this Release or the Restrictive Covenants.
7.As a material part of the consideration for this Release, Employee and Employee’s agents and attorneys, agree to keep completely confidential and not disclose to any person or entity, except immediate family, attorneys, accountants, or tax preparers, or in response to a court order or subpoena, the terms and/or conditions of this Release and/or any understandings, agreements,

Exhibit B-3

US-DOCS\155563162.1

provisions and/or information contained herein or with regard to the employment relationship between Employee and the Company and its subsidiaries, affiliates and predecessors.
8.Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding before an arbitrator appointed by the Judicial Arbitration and Mediation Service in accordance with Annex 2 to this Release. The prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and necessary disbursements incurred in connection with the arbitration proceeding. Judgment upon the award may be entered in any court having jurisdiction thereof. The Company and the Employee acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or related to the Release. Employee further waives Employee’s right to pursue claims against the Company on a class, collective, or representative action; provided, however, that Employee does not waive Employee’s right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.
9.It is further understood and agreed that Employee has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that Employee will be solely liable for all of Employee’s tax obligations. Employee understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to Employee and/or Employee’s attorney in connection with this Release to federal and state taxing authorities. Employee waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.
10.Employee acknowledges that Employee has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as Annex 1.
11.It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Employee and/or Employee’s attorneys individually or collectively for costs and/or attorneys’ fees, including any provided for by statute, nor shall Employee and/or Employee’s attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.
12.Employee understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.
13.Employee understands and agrees that there is a risk that the damage and/or injury suffered by Employee may become more serious than Employee now expects or anticipates. Employee expressly accepts and assumes this risk, and agrees that this Release shall be and

Exhibit B-4

US-DOCS\155563162.1

remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.
14.Employee understands and agrees that if Employee hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, Employee has released herein, Employee agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.
15.It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Employee’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.
16.This Release shall be construed in accordance with and governed for all purposes by the laws of the State of [____].
17.Employee agrees that Employee will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.
18.Employee and Releasees expressly waive all rights under Section 1542 of the Civil Code of the State of California, which they fully understand, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

19.Notwithstanding anything in this Release to the contrary, Employee does not waive, release or discharge any rights to indemnification for actions occurring through Employee’s affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source nor does Employee waive, release or discharge any right Employee may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.
20.If any part of this Release is found to be either invalid or unenforceable, the remaining portions of this Release will still be valid and enforceable.
21.This Release is intended to release and discharge any claims of Employee under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

Exhibit B-5

US-DOCS\155563162.1

A.	Employee acknowledges that Employee will receive consideration in exchange for this Release to which Employee would not otherwise be entitled.
B.	Employee acknowledges that Employee has read and understands the terms of this Release.
C.	Employee acknowledges that Employee has the right to and has been advised in writing to consult with an attorney, if desired, concerning this Release and has received all advice Employee deems necessary concerning this Release.
D.	Employee acknowledges that Employee has been given twenty-one (21) days (or forty-five (45) days, if required by applicable law) to consider whether to enter into this Release, has taken as much of this time as necessary to consider whether to enter into this Release, and has chosen to enter into this Release freely, knowingly and voluntarily.
E.	For a seven day period following the execution of this Release, Employee may revoke this Release by delivering a written revocation to at the Company. This Release shall not become effective and enforceable until the revocation period has expired. The date on which this Release becomes effective is referred to herein as the “Release Effective Date.”
22.Employee acknowledges that Employee has been encouraged to seek the advice of an attorney of Employee’s choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.
23.This Release is to be interpreted without regard to the draftsperson. The terms and intent of this Release shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.
24.This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Plan, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.
25.This Release only may be amended by a written agreement that the Company and Employee both sign.

Dated: _________, 20___

[Signature]

[Print Name]

Exhibit B-6

US-DOCS\155563162.1

AeroVironment, Inc.

By:

Name:

Its:

Exhibit B-7

US-DOCS\155563162.1

Exhibit 10.4

ANNEX 1 TO EXHIBIT A

CODE OF BUSINESS CONDUCT AND ETHICS

DISCLOSURE STATEMENT

Are you aware of any illegal or unethical practices or conduct anywhere within AeroVironment, Inc. or its subsidiaries, affiliates or predecessors (the “Company”) (including, but not limited to, improper charging practices, or any violations of the Company’s Code of Business Conduct and Ethics, as amended and restated as of the date of this Disclosure Statement)?

Yes ☐No ☐

(Your answer to all questions on this form will not have any bearing on the fact or terms of your Release with the Company.)

If the answer to the preceding question is “yes,” list here, in full and complete detail, all such practices or conduct. (Use additional pages if necessary.)

Have any threats or promises been made to you in connection with your answers to the questions on this form?

Yes ☐No ☐

If “yes,” please identify them in full and complete detail. Also, notify the Company’s General Counsel immediately.

I declare under penalty of perjury, under the laws of the State of California and of the United States, that the foregoing is true and correct.

Executed this _______ of _______, 20__.

[Signature]

[Print Name]

Annex 2-1

US-DOCS\155563162.1

Exhibit 10.4

Annex 2 to Exhibit A

DISPUTE RESOLUTION PROGRAM

1.	Arbitration Procedural Rules

Either party may initiate an arbitration under the then-current JAMS Employment Dispute Rules and Procedures. The applicable arbitral rules are available for review at www.jamsadr.com (under the Rules/Clauses tab).

1.1.	The parties will make reasonable efforts to agree upon a mutually satisfactory arbitrator chosen from the JAMS panels. If the parties are unable to agree upon an arbitrator within 30 days of either party’s notice to the other party of a demand for arbitration, the Company will request from JAMS a list of qualified arbitrators. The parties will then select an arbitrator in accordance with JAMS Employment Dispute Rules and Procedures. Unless otherwise mutually agreed, the arbitrator shall be a practicing attorney with at least 15 years of experience and at least five years of experience as an arbitrator.
1.2.	The Company and the Employee agree that the arbitration will be conducted by a single arbitrator in the JAMS office (as applicable) closest to nearest the Employee’s most recent assigned place of work (or such other location as is mutually agreed to by the parties).
1.3.	The nature of the substantive claims asserted will determine which body of substantive laws will apply. In the event that there is a dispute regarding which substantive laws apply, the arbitrator shall decide that issue.
1.4.	The parties agree that all proceedings before the arbitrator will remain confidential between the parties, including but not limited to any depositions, discovery, pleadings, exhibits, testimony, or award. The parties will inform third parties (including witnesses) necessary to the proceeding that the proceeding is confidential, and use reasonable efforts to secure that individual’s agreement to maintain such confidentiality. The requirement of confidentiality, however, will not apply in the event that either party seeks to confirm an arbitral award and enter a judgment thereon in an appropriate court, or if any such arbitral award is appealed to an appropriate court.
2.	Injunctive or Other Interim Relief.

Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to the Release pending arbitration. The Company or the Employee may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Paragraph 2, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

Annex 2-1

US-DOCS\155563162.1

3.	Remedies, Written Decision, Fees.

Final resolution of any dispute through arbitration may include any remedy or relief available under applicable law. At the conclusion of the arbitration, if either party requests, the arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any costs unique to arbitration (such as the costs of the arbitrator and room fees) will be paid by the Company and the parties will otherwise bear their own fees and costs, including attorneys’ fees and expert fees. The Company and the Employee acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or related to the Release. A successful party may make application to the arbitrator for an award of fees and/or costs and the arbitrator may award such fees and costs consistent with applicable law.

4.	Application of FAA and Questions of Arbitrability.

The Company and the Employee agree that the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”) governs the enforceability of any and all of the arbitration provisions in the Release and/or this Exhibit. All awards made by the arbitrator shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the FAA. Questions related to procedures (including venue and choice of arbitrator), timeliness, and arbitrability (that is whether an issue is subject to arbitration under the Release and/or this Exhibit) shall be decided by the arbitrator.

Claims filed must be timely, i.e., within the time set by the applicable statute(s) of limitations.

5.	Administrative Remedies.

The parties further agree that nothing in the Release and/or this Exhibit precludes any party from filing or participating in administrative proceedings before the California Unemployment Insurance Appeals Board, California Workers Compensation Appeals Board, California Labor Commissioner, California Division of Labor Standards Enforcement, the California Department of Fair Employment & Housing, or similar California or federal administrative agencies, to address alleged violations of law enforced by those agencies. If the Employee exercises such administrative remedies, the Company will not retaliate against the Employee for doing so. The Company, however, reserves the right to oppose any such administrative proceeding, including on the grounds that such agency(ies) lack jurisdiction over any dispute. Notwithstanding the foregoing, to the extent permitted by law, if the Employee or the Company seeks to appeal any such administrative award to a court of competent jurisdiction and/or for a trial de novo in such a court, the Employee and the Company agree that that such appeal or trial de novo is subject to the binding arbitration requirement described above in the Release and this Exhibit.

Annex 2-2

US-DOCS\155563162.1

6.	The Employee Understands His/Her Agreement to Arbitrate.

The Employee represents and warrants that he/she understands the meaning and effect of the agreement to arbitrate and has been provided reasonable time and opportunity to consult with legal counsel regarding this agreement to arbitrate.

Annex 2-3

US-DOCS\155563162.1

Exhibit 10.4

Exhibit C — Form of Executive Transaction Severance Plan Participation Agreement

AEROVIRONMENT, INC.

EXECUTIVE TRANSACTION SEVERANCE PLAN

PARTICIPATION AGREEMENT

[Date]

[Name]

By Email

Dear [Name]:

As a key employee of AeroVironment, Inc. (the “Company”) you have been designated as a “Participant” in the AeroVironment, Inc. Executive Transaction Severance Plan (the “Plan”), a copy of which is being provided to you with this agreement (this “Participation Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan. In order to be eligible for benefits under the Plan, you must provide a signed copy of this Participation Agreement to the Company no later than December [__], 2024.

The Plan provides for certain severance payments and benefits (together, the “Plan Benefits”) in the event you experience a “Qualifying Termination,” which is defined in the Plan as an involuntary termination of your employment other than for Cause on or prior to November 18, 2025.  As a Participant in the Plan, in the event of your Qualifying Termination, you are eligible to receive the severance payments and benefits set forth in Section III of the Plan in accordance with the terms and conditions of the Plan, as summarized below:

Plan Benefit	Description	Payment Timing
Cash Severance	An amount equal to your Base Salary Amount.	Paid in a lump sum 30 days after Termination Date.
Pro Rata Bonus

Provided your termination occurs outside the period starting on April 1, 2025 through and including June 30, 2025, a pro-rated Bonus Amount for the fiscal year in which your Termination Date occurs , based on days elapsed during the fiscal year prior to Termination Date.

Paid in a lump sum 30 days after Termination Date.
Continuation Period Benefits	Continued medical, dental, and vision benefits during the 12 month period following your Termination Date (or, if earlier, when you accept other	Ongoing during Continuation Period.

Exhibit C-1

US-DOCS\155563162.1

employment) at Company expense, subject to the terms and conditions and limitations of the Company (or affiliate) plan under which such benefits are provided.
Equity Award Plan Benefits

You will remain eligible to vest in such number of your Equity Awards, the vesting of which is solely service-based, as are scheduled to vest during the 12-month period following the date of your Qualifying Termination, as determined in accordance with the vesting schedule(s) provided in the applicable Equity Award agreement(s), subject to your continued transition consulting services through each applicable vesting date during such period as provided in the Full Release.

For the avoidance of doubt, the vesting of any Equity Awards that are tied in whole or in part to performance shall cease as of the Termination Date, unless otherwise determined by the Company.

Any regularly-occurring vesting date during the 12-month period following the date of your Qualifying Termination.
Outplacement Services	You will receive outplacement services suitable to your position until the end of the 12 month period following your Termination Date (or, if earlier, when you accept other employment)	Ongoing during Continuation Period.

You acknowledge and agree that notwithstanding anything herein, in the Plan, or otherwise to the contrary, your eligibility for the foregoing “Plan Benefits” is subject to certain conditions.  You will not be entitled to any payments or benefits from the Company under the Plan in connection with a Qualifying Termination unless you have signed and not revoked a waiver and release of claims agreement in substantially the form attached as Exhibit A to the Plan (the “Full Release”). In the event this Full Release is not effective in accordance with its terms within thirty

Exhibit C-2

US-DOCS\155563162.1

(30) days (or such longer period to the extent required by applicable law, but in no event more than sixty (60) days) following the Termination Date (including the expiration of any revocation period thereunder without your revocation of the Full Release), you will not be entitled to any Plan Benefits.

The Plan Benefits provided are intended to be and are exclusive and in lieu of any other severance benefits or payments to which a Participant may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any Qualifying Termination. In furtherance of the foregoing, you will not be entitled to any Plan Benefit under the Plan which duplicates a payment or benefit received or receivable by you under any individual agreement with the Company, or any other plan, program or arrangement of the Company or any severance or pay in lieu of notice required by applicable law or regulation, including, without limitation, the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local statute, rule or regulation. If you have a right to payments or benefits upon a Qualifying Termination that duplicate any Plan Benefit under this Plan, the Plan Benefits shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s).  Such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to a statutory obligation of the Company.

By signing below, you acknowledge receipt of a copy of the Plan, represent that you have read and are familiar with the provisions of the Plan and this Participation Agreement, and acknowledge that decisions and determinations by the Plan Administrator under the Plan shall be final and binding on you. This Participation Agreement is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Agreement.  In the event of any conflict between the terms of this Participation Agreement and the terms of the Plan, the terms of the Plan shall govern. Please note that participation in the Plan does not create any right to continued employment with the Company or its affiliates, and the Company and its affiliates retain the right to terminate your employment for any reason, with or without Cause.

This Participation Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Participation Agreement may only be amended in writing signed by you and an authorized officer of the Company. This Participation Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

Please confirm your agreement to the foregoing by signing this Participation Agreement where indicated below and returning a copy to the Company.

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Exhibit C-3

US-DOCS\155563162.1

Sincerely,

AEROVIRONMENT, INC.

By:

Name:

Title:

Acknowledged and Agreed:

PARTICIPANT

Print Name:

Date:

Exhibit C-4

US-DOCS\155563162.1